Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2024, relating to the financial statements of ThredUp Inc., appearing in the Annual Report on Form 10-K of ThredUp Inc. for the year ended December 31, 2023.

/S/ DELOITTE & TOUCHE LLP

San Francisco, California
March 4, 2024